UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
THERETO FILED PURSUANT TO 13d-2(b)
(Amendment No.       )1
DemandTec, Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
24802R 50 6

(CUSIP Number)
12/31/07

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)
     1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
      The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	24802R 50 6	13G	Page	2	of	9

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Venture Partners 2000, LP, a California Limited Partnership (“CVP 2000”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		724,253

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

724,253

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

724,253

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.8%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	24802R 50 6	13G	Page	3	of	9

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Venture Partners 2000 Q, LP, a California Limited Partnership (“CVP 2000 Q”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,298,315

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

6,298,315

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,298,315

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

23.9%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	24802R 50 6	13G	Page	4	of	9

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Associates 2000, LLC, a California limited liability company (“CA 2000”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,022,568 shares, of which 724,253 shares are directly held by CVP 2000 and 6,298,315 shares are directly held by CVP 2000 Q. CA 2000 is the general partner of CVP 2000 and CVP 2000 Q.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

7,022,568 shares, of which 724,253 shares are directly held by CVP 2000 and 6,298,315 shares are directly held by CVP 2000 Q. CA 2000 is the general partner of CVP 2000 and CVP 2000 Q.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,022,568

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

26.7%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	24802R 50 6	13G	Page	5	of	9

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) James A. Dorrian

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States citizen

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,022,568 shares, of which 724,253 shares are directly held by CVP 2000 and 6,298,315 shares are directly held by CVP 2000 Q. CA 2000 is the general partner of CVP 2000 and CVP 2000 Q. Mr. Dorrian is a general partner of CA 2000. Mr. Dorrian disclaims beneficial ownership of the shares held directly by CVP 2000 and CVP 2000 Q.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

7,022,568 shares, of which 724,253 shares are directly held by CVP 2000 and 6,298,315 shares are directly held by CVP 2000 Q. CA 2000 is the general partner of CVP 2000 and CVP 2000 Q. Mr. Dorrian is a general partner of CA 2000. Mr. Dorrian disclaims beneficial ownership of the shares held directly by CVP 2000 and CVP 2000 Q.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,022,568

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

26.7%

12	TYPE OF REPORTING PERSON*

IN

CUSIP No.	24802R 50 6	13G	Page	6	of	9

Item 1(a)	Name of Issuer:

DemandTec, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

One Circle Star Way, Suite 200 San Carlos, CA 94070

Item 2(a)	Name of Person Filing:

Crosspoint Venture Partners 2000, LP Crosspoint Venture Partners 2000 Q, LP Crosspoint Associates 2000, LLC James A. Dorrian

Item 2(b)	Address of Principal Business Office or, if None, Residence:

2925 Woodside Road Woodside, CA 94062

Item 2(c)	Citizenship:

The entities listed in Item 2(a) are California Limited Partnerships and California Limited Liability Companies. The individual listed in Item 2(a) is a United States citizen.

Item 2(d)	Title of Class of Securities:

Common Stock

Item 2(e)	CUSIP Number:

24802R 50 6

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check whether the Person Filing is:

Not applicable.

Item 4.	Ownership.

See Items 5-11 of cover sheets hereto

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐. Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Not Applicable

CUSIP No.	24802R 50 6	13G	Page	7	of	9

Item 10.	Certifications.

Not Applicable
[The remainder of this page intentionally left blank.]

CUSIP No.	24802R 50 6	13G	Page	8	of	9
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2008
James A Dorrian

Signature	/s/ Dede Barsotti
Dede Barsotti,
Attorney-in-Fact

CROSSPOINT ASSOCIATES 2000, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

Signature	/s/ Dede Barsotti Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS 2000 Q, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CUSIP No.	24802R 50 6	13G	Page	9	of	9
EXHIBIT A
Agreement of Joint Filing
The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2008 containing the information required by Schedule 13G, for the securities of DemandTec, Inc., held by Crosspoint Venture Partners 2000, LP and Crosspoint Venture Partners 2000 Q, LP, each a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.
James A Dorrian

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT ASSOCIATES 2000, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

Signature	/s/ Dede Barsotti Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS 2000 Q, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 2000, LLC, a California
Limited	Liability Company, its General Partner

Signature	/s/ Dede Barsotti Dede Barsotti, Attorney-in-Fact